 Exhibit (a)(1)(D)
VOLUNTARY PUBLIC TAKEOVER OFFER
(CASH OFFER)
by
Novartis BidCo AG
Lichtstrasse 35
4056 Basel
Switzerland
to the shareholders of
MorphoSys AG
Semmelweisstraße 7
82152 Planegg
Germany
for the acquisition of all no-par value bearer shares
including all no-par value bearer shares
represented by American Depositary Shares in
MorphoSys AG
against a cash consideration in the amount of
EUR68.00 per share of MorphoSys AG
Pursuant to the Offer Document published on April 11, 2024

Acceptance Period: April 11, 2024 to May 13, 2024

The Acceptance Period (as defined in the Offer Document) commenced on April 11, 2024 and expires on May 13, 2024 at 24:00 hrs local time Frankfurt am Main, Federal Republic of Germany/6:00 p.m. local time New York, United States, unless the Acceptance Period is extended. The Takeover Offer is subject to the offer conditions described in Section 12.1 of the Offer Document. If such offer conditions are satisfied or, if permissible, waived at the expiration of the Acceptance Period, there will be a two-week Additional Acceptance Period (as defined in the Offer Document). If the offer conditions are not satisfied by the applicable dates set forth in the Offer Document, or, if permissible, have not been validly waived in accordance with the Offer Document, the Takeover Offer will lapse.
Holders of MorphoSys Shares and MorphoSys ADSs (each as defined below) have the right to withdraw their acceptances of the Takeover Offer during the Acceptance Period (as defined in the Offer Document), including any extension thereof. See Section 17 of the Offer Document for a description of withdrawal rights that may apply following expiration of the Acceptance Period.

This letter below is only for holders of MorphoSys ADSs.

[                 ], 2024
To Our Clients:
On April 11, 2024, Novartis BidCo AG (the “Bidder”) published the offer document (the “Offer Document”) pursuant to which it offers to purchase all no-par value bearer shares in MorphoSys SE (“MorphoSys Shares”), including all MorphoSys Shares represented by American Depositary Shares (“MorphoSys ADSs”) pursuant to a voluntary public takeover offer (the “Takover Offer”) at a purchase price of EUR 68.00 per MorphoSys Share, including each MorphoSys Share represented by an MorphoSys ADS, in cash (the “Offer Consideration”). As described in Section 13.3.6 of the Offer Document, with respect to MorphoSys ADSs, the Offer Consideration will be converted from Euros into U.S. dollars by The Bank of New York Mellon, as the ADS Tender Agent (the “ADS Tender Agent”). Therefore, at the time of acceptance of the Takeover Offer, it is not possible to state the exact U.S. dollar equivalent of the Offer Consideration. Enclosed are copies of the Offer Document and the related ADS Letter of Transmittal, both of which may also be accessed on the Internet at www.novartis.com/investors/morphosys-acquisition.
The Acceptance Period (as defined in the Offer Document) commenced on April 11, 2024 and expires on May 13, 2024 at 24:00 hrs local time Frankfurt am Main, Federal Republic of Germany/6:00 p.m. local time New York, United States, unless the Acceptance Period is extended. The Takeover Offer is subject to the offer conditions described in Section 12.1 of the Offer Document. If such offer conditions are satisfied or, if permissible, waived at the expiration of the Acceptance Period, there will be a two-week Additional Acceptance Period (as defined in the Offer Document). If the offer conditions are not satisfied by the applicable dates set forth in the Offer Document, or, if permissible, have not been validly waived in accordance with the Offer Document, the Takeover Offer will lapse.
If required by U.S. federal income tax laws, the ADS Tender Agent generally will be required to backup withhold at the applicable backup withholding rate from any payments made to certain holders of ADSs pursuant to the Takeover Offer. See Section 20.1 of the Offer Document.
A tender of the MorphoSys Shares represented by MorphoSys ADSs that are held by us (or our nominee(s)) for your account may only be made by us, as the holder of record of such MorphoSys ADSs, pursuant to your instructions. If you wish to have us tender any or all of such MorphoSys ADSs held by us for your account, please so instruct us by completing and executing the instruction form set forth below and returning it to us in the enclosed envelope by [                 ], 2024. If you authorize the tender of your MorphoSys ADSs, all such MorphoSys ADSs will be tendered unless otherwise specified. An envelope in which to return your instructions to us is enclosed for your convenience. The enclosed ADS Letter of Transmittal is for your information only and cannot be used by you to tender MorphoSys ADSs held by us for your account.
If you wish to accept the Takeover Offer but your MorphoSys ADSs are not immediately available and/or if you cannot deliver all other required documents prior to the expiration of the Acceptance Period, you may nevertheless be able to accept the Takeover Offer, provided you can comply with the acceptance by guaranteed delivery procedures set forth in Subsection (D) of Section 13.3.2 of the Offer Document.
Without your instruction, we will not take any action on your behalf.
Pursuant to the terms of the Offer Document, holders of MorphoSys Shares and MorphoSys ADSs have the right to withdraw their acceptances of the Takeover Offer until the end of the Acceptance Period, including any extension thereof. See Section 17 of the Offer Document for a more detailed description of these and any further withdrawal rights that may apply following expiration of the Acceptance Period.
The complete terms and conditions of the Takeover Offer are contained in the enclosed Offer Document, which, as noted above, is also available for download at www.novartis.com/investors/morphosys-acquisition. Additional copies of the Offer Document and related documents can be obtained free of charge through Georgeson, 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, +1 (866) 356-7344 (toll-free in the United States), +1 (781) 236-4704 (outside the United States), and MorphoSysADS@Georgeson.com.
Best regards,
[                 ]

INSTRUCTION FORM WITH RESPECT TO
VOLUNTARY PUBLIC TAKEOVER OFFER
by
NOVARTIS BIDCO AG
for
All No-Par Value Bearer Shares,
Including those Represented by American Depositary Shares,
of
MorphoSys AG
at the price of
EUR 68.00
per share, in cash,
Pursuant to the Offer Document published on April 11, 2024
This instruction form is only for holders of American Depositary Shares (“MorphoSys ADSs”) representing shares of no-par value bearer shares in MorphoSys AG (“MorphoSys Shares”). Holders of MorphoSys ADSs who tender their MorphoSys ADSs in connection the voluntary public takeover offer by Novartis BidCo AG (the “Bidder”) to purchase all MorphoSys Shares, including all MorphoSys Shares represented by MorphoSys ADSs (the “Takover Offer”) as descibed in the Bidder’s Offer Document published on April 11, 2024 (the “Offer Document”), will not have the ability to trade tendered MorphoSys ADSs or MorphoSys Shares represented by such MorphoSys ADSs, including trading the MorphoSys Shares on an “as-tendered” basis in the official market of the Frankfurt Stock Exchange (Prime Standard). See Section 13.1.9 of the Offer Document. If you wish to be able to trade tendered MorphoSys Shares on an “as tendered” basis, you must surrender your MorphoSys ADSs to The Bank of New York Mellon, the depositary bank for the ADSs (the “Depositary”), for the purpose of withdrawal of the underlying MorphoSys Shares in accordance with the ADS deposit agreement, and instruct the Depositary to transfer ownership of such MorphoSys Shares underlying the MorphoSys ADSs to your custodian bank or another securities services company managing your securities deposit account offering custody services with respect to the MorphoSys Shares (a “Custodian Institution”). You will be required to pay fees to the Depositary under the ADS depositary agreement in connection with the withdrawal of the MorphoSys Shares underlying your MorphoSys ADSs. You would then need to contact the Custodian Institution for further information on how to tender your MorphoSys Shares through it.
The undersigned hereby instruct(s) you to tender the number of MorphoSys ADSs indicated below (and if no number is indicated, all MorphoSys ADSs) held by you for the account of the undersigned in accordance with the terms and subject to the conditions set forth in the Offer Document and in the ADS Letter of Transmittal. The undersigned acknowledge(s) receipt of your letter and access to the materials referred to therein related to the Takeover Offer.

Number of MorphoSys ADSs to be Tendered: MorphoSys ADSs*	SIGN HERE Signature(s)
Account Number:	Name(s)
Dated: , 2024	Address(es)
Area Code and Telephone Number
Taxpayer Identification or Social Security Number

*
Unless otherwise indicated, it will be assumed that all MorphoSys ADSs held for the undersigned’s account are to be tendered.